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                                                                     EXHIBIT 20

                                                                SMITH AGREEMENT

                             STOCKHOLDERS AGREEMENT

         Stockholders Agreement (this "Agreement"), dated as of August 16, 2000, among each of the stockholders listed on the signature page hereto (each, a " Stockholder" ) and Deutsche Telekom, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("DT").

         WHEREAS, VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream"), and DT have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 23, 2000, providing, among other things, for the merger of a subsidiary of DT with and into VoiceStream.

         WHEREAS, in the Merger Agreement DT has agreed, subject to the conditions set forth therein, to acquire all of the shares of VoiceStream Common Stock (as defined below);

         WHEREAS, this Agreement is intended to be applicable only to the Shares (as defined below) identified on Exhibit A hereto;

         NOW THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

         1.   Certain Definitions.

         (a) For the purposes of this Agreement, all capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Merger Agreement.

         (b) For the purposes of this Agreement, the words "beneficially owned" or "beneficial ownership" shall include, with respect to any securities, the beneficial ownership by a Stockholder but not any securities owned of record or beneficially by any Affiliate of a Stockholder. Beneficial ownership shall not include any shares of VoiceStream other than the Shares (as hereinafter defined) and shall not include any other shares of VoiceStream or any options, warrants or other rights to acquire or receive shares of capital stock of VoiceStream ("Options") owned by (i) Douglas G. Smith, the controlling person of Stockholder or any Affiliate of Douglas G. Smith; (ii) any family member of Douglas G. Smith; (iii) any trust for the benefit of Douglas G. Smith and/or any member of his family; and (iv) any charitable trust or foundation established or funded primarily by any of the foregoing.

         (c) For purposes of this Agreement, the following terms shall have the following meanings:

         "DT Derivative Securities" means any security convertible into or exchangeable for DT Securities or the value of which is derived from the value of DT Securities.

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         "DT Securities" means DT Ordinary Shares and DT American Depositary
Shares, each representing the right to receive one DT Ordinary Share.

         "Transfer" means, with respect to any security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or constructive sale or other disposition of such security or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "constructive sale" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing; provided, however, that the term "constructive sale" shall not include transactions involving the purchase and sale of securities tracking a broad-based stock index excluding the DAX Index.

         2. Representations; Warranties and Covenants of Each Stockholder. Each Stockholder hereby represents and warrants, severally and not jointly, to DT, solely with respect to itself, as follows:

         (a) Title. As of the date hereof, such Stockholder is the sole record or beneficial owner of the number of shares of VoiceStream Common Stock set forth opposite such Stockholder's name on Exhibit A attached hereto (with respect to each Stockholder, such Stockholder's "Shares". Such Stockholder is the lawful owner of the Shares, free and clear of all liens, claims, charges, security interests or other encumbrances, except as disclosed on Exhibit A. As of the date hereof, the Shares constitute all of the capital stock of VoiceStream owned of record or beneficially by such Stockholder and such Stockholder does not own of record or beneficially, or have the right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of VoiceStream Common Stock or VoiceStream Preferred Stock or any other securities convertible into or exchangeable or exercisable for shares of VoiceStream Common Stock.

         (b) Authority. Such Stockholder has full legal power, authority, legal capacity and right to execute and deliver, and to perform its or his obligations under, this Agreement. No other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         (c) Conflicting Instruments. Neither the execution and delivery of this Agreement nor the performance by such Stockholder of its agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any

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term of any agreement, judgment, injunction, order, decree, federal law or regulation to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound.

         3.   Restriction on Transfer; Other Restrictions.

         (a) Each Stockholder agrees not to Transfer or agree to Transfer any Shares, except as otherwise permitted by this Section 3 or pursuant to the Merger Agreement, Transfers to any Affiliate of the Stockholder or family member of Douglas G. Smith who agrees in writing to be bound by the terms of this Agreement or Transfers which occur by operation of law if the transferee remains, or agrees in writing to remain, bound by the terms of this Agreement, other than, in each case, with DT's prior written consent.

         (b) From the date hereof until the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, each Stockholder agrees not to Transfer any Shares, provided, however, that this Section 3(b) shall cease to be of any force or effect immediately upon termination of the Merger Agreement.

         (c) From the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, until the earlier of the Effective Time or the termination of the Merger Agreement, each Stockholder may Transfer only up to 17.5% of such Stockholder's Total Number of Shares; provided, however, that if the Effective Time shall not have occurred by July 31, 2001, the percentage specified in this Section 3(c) shall on August 1, 2001 be increased by 3.75% and, if the Effective Time shall not have occurred by August 31, 2001, the percentage specified in this Section 3(c) shall on September 1, 2001 be increased by an additional 3.75%, for an aggregate amount from and after September 1, 2001 of 25%.

         (d) From the Effective Time through and including the three month anniversary of the Effective Time, each Stockholder agrees not to Transfer any DT Securities or DT Derivative Securities.

         (e) From the day following the three month anniversary of the Effective Time, through and including the six month anniversary of the Effective Time, each Stockholder may Transfer only up to 40% of such Stockholder's Total Number of Shares, inclusive of any Transfer of any DT Derivative Securities.

         (f) For the avoidance of doubt, the portions of a Stockholder's Total Number of Shares permitted to be Transferred pursuant to Section 3(c) and
Section 3(e) are (i) separate and not cumulative such that if a Stockholder does not fully utilize the permission to Transfer up to 17.5% of such Stockholder's Total Number of Shares pursuant to Section 3(c), such Stockholder shall not be permitted to Transfer more than 40% of such Stockholder's Total Number of Shares pursuant to Section 3(e) and (ii) exclusive of any Transfers permitted by this Agreement which occur at any time after the date hereof and prior to the end of the periods specified in such Sections.

         (g) For purposes of Section 3(c), a Stockholder's "Total Number of Shares" is equal to the Shares. For purposes of Section 3(e), Stockholder's Total Number of Shares is equal to the number of DT Securities which the Stockholder would have been entitled to receive as Merger Consideration in the Merger in respect of the Initial Number of Shares (determined as if

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all of the Stockholders who have entered into Stockholder Agreements with DT in connection with the Merger had made a Mixed Election).

         (h) The foregoing limitations set forth in Sections 3(c) and (e) shall not apply to any Transfers pursuant to a tender offer, self tender offer, exchange offer or other transaction offered generally to holders of DT Securities and approved or not opposed by DT's Supervisory Board, and securities subject to a Transfer made pursuant to this Section 3(h) and Section 3(l) shall be deemed continued to be owned by the Stockholder for purposes of the calculations made under Sections 3(c) and (e).

         (i)  [Intentionally left blank]

         (j) Each Stockholder agrees, prior to the Effective Time, not to effect, directly or indirectly, or through any arrangement with a third party pursuant to which such third party may effect, directly or indirectly, any short sales of any VoiceStream Common Stock, DT Securities or DT Derivative Securities except in accordance with the limitations of Section 3(c).

         (k) Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

         (l) If DT's existing majority shareholders elect to effect a secondary offering of their DT Securities during the period from the Effective Time through the first anniversary of the Effective Time pursuant to a registration statement filed pursuant to the Securities Act, DT shall use its reasonable best efforts to obtain the agreement of such existing majority shareholders to include in such offering the maximum amount of DT Securities acquired pursuant to the Merger by the Stockholder and all other stockholders who have entered into Stockholder Agreements with DT in connection with the Merger (the Stockholder and such other stockholders, collectively, the "Stockholders") which such existing shareholders determine may be included in such secondary offering without adversely affecting such secondary offering of the securities being sold by such existing majority shareholders, on such terms and conditions as such existing majority shareholders deem appropriate.

         (m) DT has not entered into and from and after the date hereof will not enter into, an agreement of the kind described in Section 3(l) above pursuant to which DT or its current majority shareholders would be requested to grant registration rights to any third parties in connection with a secondary offering of DT Securities by such existing majority shareholders, unless such third parties will not have the right to have any shares included in such registered offering unless all of the shares requested to be included in such registered offering by any Stockholders are so included.

         (n) If DT acquires any company after the date hereof for consideration valued at more than $15 billion and, at the time the agreement in respect of such acquisition by DT is entered into, (i) such company has a single stockholder who owns 10% or more or a group of stockholders owning in the aggregate 20% or more of the outstanding voting securities of such company and (ii) in each case such stockholders are (or at any time within the prior two years were) directors of or have the right to designate one or more directors to the Board of Directors of such company or are officers of such company or such company has any 5% or greater

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stockholders (other than institutional investors) as to whom DT could reasonably enter into an agreement in support of such acquisition and DT obtains or could reasonably be expected to obtain the agreement of any such stockholder or group of stockholders of such company, as the case may be, to vote for and support the acquisition or to limit its powers of disposition in connection with the acquisition, the transfer restrictions specified in Sections 3(a) through (e) shall be revised to reflect the more favorable treatment of the stockholders of such company or the absence of restrictions, as the case may be, including the grant or sufferance to exist of registration rights.

         4.   [Intentionally left blank]

         5.   [Intentionally left blank]

         6. No Solicitation. From and after the date hereof, the Stockholders shall not, nor shall they permit any of their respective Subsidiaries to, nor shall they authorize or instruct any of their respective officers, directors, members or employees to, and shall use their reasonable best efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by them or any of their respective Subsidiaries not to, directly or indirectly through another person, on their behalf, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction, or (ii) participate in any substantive discussions or negotiations regarding any Alternative Transaction, provided that nothing herein shall affect the ability of any Stockholder in its capacity as an officer, director, employee of, or adviser or investment banker to, VoiceStream to take any action which is permissible under the Merger Agreement.

         7. Termination of VoiceStream Voting Agreement and other Agreements with Stockholders. The VoiceStream Voting Agreement and the Registration Rights Agreement by and among VoiceStream and certain stockholders of VoiceStream, dated May 3, 1999, and the Amended and Restated Registration Rights Agreement by and among Omnipoint Corporation and the other parties named therein, dated June 29, 1995, shall, in consideration of the undertakings by DT under this Agreement and the Merger Agreement, be terminated and be of no further force or effect effective at the Effective Time. Each of the Stockholders agrees that a) until the earlier of (x) the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, and (y) the termination of the Merger Agreement, such Stockholder shall not exercise any registration rights. None of the agreements so listed shall be amended or modified in a manner inconsistent with the terms of this Agreement without DT's prior written approval.

         8.   [Intentionally left blank]

         9.   [Intentionally left blank]

         10.  Miscellaneous.

         (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

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         (b)  Costs and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         (c) Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

         (d) Execution in Counterparts. This Agreement may be executed in counterparts transmitted and delivered by facsimile each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

         (e) Specific Performance. Each Stockholder agrees with DT as to himself or itself that if for any reason such Stockholder fails to perform any of his or its agreements or obligations under this Agreement, irreparable harm or injury to DT would be caused as to which money damages would not be an adequate remedy. Accordingly, each Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, DT shall be entitled, in addition to any other remedy available at law, equity or otherwise, to specific performance and injunctive and other equitable relief. The provisions of this
Section 10(e) are without prejudice to any other rights or remedies, whether at law or in equity, that DT may have against such Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

         (f)  Amendments; Termination.

         (i) This Agreement, including this Section 10(f), may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         (ii) The provisions of this Agreement (other than Section 3) shall terminate upon the earliest to occur of (A) the consummation of the Merger, (B) the date that is two (2) years after the date hereof, and (C) the termination of the Merger Agreement. The provisions of Section 3 of this Agreement shall terminate when the applicable time period set forth therein lapses.

         (g)  Governing Law; Submission and Jurisdiction.

         (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

         (ii) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the courts of the State of Delaware. Each of the parties hereto hereby irrevocable submits with regard to any such action or

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     proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this
     Section 10(g)(ii) or that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (B) to the fullest extent permitted by the applicable law, that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(i) shall be deemed effective service of process on such party.

         (h) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of such Stockholder or any other individual, any executors, administrators, estates, legal representatives and heirs of such Stockholder or such individual) and permitted assigns; provided that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

         (i) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         (i) if to a Stockholder, at such Stockholder's address appearing on Annex A hereto or at any other address that such Stockholder may have provided in writing to DT and the other Stockholders,

              with copies to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York 10019

                   Attention: Daniel A. Neff
                   Facsimile:  212-403-2000

                   Friedman, Kaplan & Seiler LLP
                   875 Third Avenue
                   New York, New York  10022

                   Attention: Barry A. Adelman
                   Facsimile: 212-355-6401

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                   Fried, Frank, Harris, Shriver & Jacobson
                   One New York Plaza
                   New York, New York 10004

                   Attention:  Arthur Fleischer, Jr.
                   Facsimile: 212-859-8587

         (ii) if to DT:

                   Deutsche Telekom AG
                   140 Friedrich-Ebert-Allee
                   53113 Bonn
                   Germany

                   Attention: Kevin Copp
                   Facsimile: +49-228-181-44177

              with a copy to:

                   Cleary, Gottlieb, Steen & Hamilton
                   One Liberty Plaza
                   New York, New York  10006

                   Attention:  Robert P. Davis
                   Facsimile:  (212) 225-3999

         (j) Waiver of Immunity. DT agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from setoff or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or arbitral award, or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). DT agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. Section 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against DT with respect to this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders
Agreement as of this 16th day of August, 2000.

                              DEUTSCHE TELEKOM AG


                              By: /s/ Kevin Copp
                                  ----------------------------------------
                                  Name: Kevin Copp
                                  Title: Head of International Legal Affairs

                              AVANCE II


                              By: /s/ Douglas G. Smith
                                  ----------------------------------------
                                  Name: Douglas G. Smith
                                  Title: Sole Proprietor



                              AVANCE III


                              By: /s/ Douglas G. Smith
                                  ----------------------------------------
                                  Name: Douglas G. Smith
                                  Title: Sole Proprietor






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                                                                      EXHIBIT A

Stockholder Name and Address                    Number and Description of Shares

Avance Capital II                               618,750
Attn: Douglas G. Smith
6200 Brookside Drive
Chevy Chase, MD 20815

Avance Capital III                              309,375
Attn: Douglas G. Smith
6200 Brookside Drive
Chevy Chase, MD 20815